Press release

RBC Bearings Incorporated Announces Fiscal 2011 Third Quarter Results

Oxford, CT – February 10, 2011 – RBC Bearings Incorporated (Nasdaq: ROLL), a leading international manufacturer of highly-engineered precision plain, roller and ball bearings for the industrial, defense and aerospace industries, today reported results for the third quarter ended January 1, 2011.

Third Quarter Highlights

	Q3 Fiscal 2011		Q3 Fiscal 2010		Change
($ in millions)	GAAP	Adjusted (1)	GAAP	Adjusted (1)	GAAP	Adjusted (1)
Net sales	$81.3		$67.5		20.4%
Gross margin	$26.0	$26.6	$20.4	$21.1	27.0%	26.2%
Gross margin %	32.0%	32.7%	30.3%	31.2%
Operating income	$12.2	$12.9	$8.1	$8.9	49.9%	45.0%
Net income	$7.4	$8.1	$5.2	$5.6	40.7%	43.8%
Diluted EPS	$0.33	$0.37	$0.24	$0.26	37.5%	42.3%
(1) Results exclude items in reconciliation below.

Nine Month Highlights

	Q3 Fiscal 2011		Q3 Fiscal 2010		Change
($ in millions)	GAAP	Adjusted (1)	GAAP	Adjusted (1)	GAAP	Adjusted (1)
Net sales	$246.7		$194.9		26.6%
Gross margin	$79.5	$81.6	$59.4	$61.4	33.7%	32.8%
Gross margin %	32.2%	33.1%	30.5%	31.5%
Operating income	$40.1	$41.4	$23.2	$25.9	73.3%	60.0%
Net income	$25.0	$26.6	$14.7	$16.2	69.8%	63.9%
Diluted EPS	$1.14	$1.21	$0.68	$0.75	67.6%	61.3%
(1) Results exclude items in reconciliation below.

“We are pleased to report continued strong demand across our end markets in the third quarter of 2011,” said Dr. Michael J. Hartnett, Chairman and Chief Executive Officer. “Sales to the industrial markets remain robust and we are encouraged to see our aerospace and defense markets return to growth in the quarter.  We delivered 150 basis points of improvement to adjusted gross margins and 270 basis points of improvement to adjusted operating margins on a year over year basis and remain optimistic in the strength of our end markets.”

Third Quarter Results
Net sales for the third quarter of fiscal 2011 were $81.3 million, an increase of 20.4% from $67.5 million in the third quarter of fiscal 2010. The increase of 20.4% was driven by an increase of 44.0% in our industrial business and 2.6% in net sales in our aerospace and defense business.  Gross margin for the third quarter was $26.0 million compared to $20.4 million for the same period last year. Gross margin as a percentage of net sales was 32.0% in the third quarter of fiscal 2011 compared to 30.3% for the same period last year. The increase in gross margin percentage was mainly driven by the current recovery in our industrial business offset by costs associated with our expansion into large bearing products.  Gross margin as a percentage of net sales, excluding $0.6 million of large bearing expansion costs, was 32.7% compared to 31.2% for the same adjusted period last year.

Operating income increased 49.9% to $12.2 million for the third quarter of fiscal 2011 compared to $8.1 million for the same period last year. As a percentage of net sales, operating income was 15.0% compared to 12.1% for the same period last year. Operating income excluding costs associated with the expansion into large bearing products and restructuring and moving costs was $12.9 million, an increase of 45.0% compared to adjusted operating income for the same period last year.  As a percentage of net sales, operating income, excluding these charges, was 15.9% compared to 13.2% for the same adjusted period last year.

Interest expense, net for the third quarter of fiscal 2011 was $0.4 million compared to $0.4 million for the same period last year.

Other non-operating expense was $0.5 million for the third quarter of fiscal 2011.  This was mainly comprised of foreign exchange losses of $0.7 million offset by a $0.2 million payment under the CDSOA.

For the third quarter of fiscal 2011, the Company reported net income of $7.4 million compared to net income of $5.2 million in the same period last year.  Excluding the after-tax costs associated with the expansion into large bearing products, restructuring and moving costs, the foreign exchange loss offset by the CDSOA payment, net income increased 43.8% to $8.1 million compared to $5.6 million for the same adjusted period last year.

Nine Month Results
Net sales for the nine month period ended January 1, 2011 were $246.7 million, an increase of 26.6% from $194.9 million for the nine month period ended December 26, 2009. Gross margin for the nine month period ended January 1, 2011 was $79.5 million compared to $59.4 million for the same period last year. Gross margin as a percentage of net sales was 32.2% for the nine month period of fiscal 2011 compared to 30.5% for the same period last year. The increase in gross margin percentage was mainly driven by the current recovery in our industrial business offset by costs associated with the expansion into large bearing products. Gross margin as a percentage of net sales, excluding $2.1 million of large bearing expansion costs, was 33.1% compared to 31.5% for the same adjusted period last year.

For the nine month period ended January 1, 2011, the Company reported operating income of $40.1 million compared to $23.2 million for the same period last year.  Operating income excluding costs associated with the expansion into large bearing products and restructuring and moving costs offset by a net gain on sale of assets was $41.4 million for the nine month period ended January 1, 2011 compared to $25.9 million for the same adjusted period last year.  Operating income as a percentage of net sales excluding these charges was 16.8% for the nine month period ended January 1, 2011 compared to 13.3% for the same adjusted period last year.

Interest expense, net for the nine month period ended January 1, 2011 was $1.2 million, a decrease of $0.1 million, from $1.3 million for the same period last year.

Other non-operating expense was a loss of $1.3 million for the nine month period ended January 1, 2011.  This was mainly comprised of foreign exchange losses.

Net income for the nine month period ended January 1, 2011 was $25.0 million compared to net income of $14.7 million for the same period last year.  Excluding the after-tax costs associated with the expansion into large bearing products, restructuring and moving costs and the foreign exchange loss offset by a net gain on sale of assets and the CDSOA payment, net income was $26.6 million compared to $16.2 million for the same adjusted period last year.

CDSOA Payment
In December 2010, the Company received approximately $0.2 million in payments under the U.S. Continued Dumping and Subsidy Offset Act “CDSOA” compared to $0.2 million received in December 2009.  The CDSOA distributes antidumping duties paid by overseas companies to qualified domestic firms hurt by unfair trade.  This payment has been classified below Operating income in “Other non-operating expense” on the Consolidated Statement of Operations.

Live Webcast
RBC Bearings Incorporated will host a webcast at 11:00 a.m. ET today to discuss the quarterly results.  To access the webcast, go to the investor relations portion of the Company’s website, www.rbcbearings.com, and click on the webcast icon.  If you do not have access to the Internet and wish to listen to the call, dial 800-260-8140 (international callers dial 617-614-3672) and enter conference ID # 34252268.  An audio replay of the call will be available from 2:00 p.m. ET on Thursday, February 10th until 11:59 p.m. ET on Thursday, February 17th. The replay can be accessed by dialing 888-286-8010 (international callers dial 617-801-6888) and entering conference call ID #89183562.  Investors are advised to dial into the call at least ten minutes prior to the call to register.

Non-GAAP Financial Measures
In addition to disclosing results of operations that are determined in accordance with generally accepted accounting principles (“GAAP”), this press release also discloses non-GAAP results of operations that exclude certain charges.  These non-GAAP measures adjust for charges that Management believes are unusual. Management believes that the presentation of these non-GAAP measures provides useful information to investors regarding the Company’s results of operations, as these non-GAAP measures allow investors to better evaluate ongoing business performance. Investors should consider non-GAAP measures in addition to, not as a substitute for, financial measures prepared in accordance with GAAP.  A reconciliation of the non-GAAP measures disclosed in the press release with the most comparable GAAP measures are included in the financial table attached to this press release.

About RBC Bearings
RBC Bearings Incorporated is an international manufacturer and marketer of highly engineered precision bearings and components.  Founded in 1919, the Company is primarily focused on producing highly technical or regulated bearing products requiring sophisticated design, testing, and manufacturing capabilities for the diversified industrial, aerospace and defense markets.  Headquartered in Oxford, Connecticut, RBC Bearings currently employs approximately 1,920 people and operates 23 manufacturing facilities in four countries.

Safe Harbor for Forward Looking Statements
Certain statements in this press release contain “forward-looking statements.”  All statements other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws, including the section of this press release entitled “Outlook”; any projections of earnings, revenue or other financial items relating to the Company, any statement of the plans, strategies and objectives of management for future operations; any statements concerning proposed future growth rates in the markets we serve; any statements of belief; any characterization of and the Company’s ability to control contingent liabilities; anticipated trends in the Company’s businesses; and any statements of assumptions underlying any of the foregoing.  Forward-looking statements may include the words “may,” “estimate,” “intend,” “continue,” “believe,” “expect,” “anticipate” and other similar words.  Although the Company believes that the expectations reflected in any forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in any of our forward-looking statements.  Our future financial condition and results of operations, as well as any forward-looking statements, are subject to change and to inherent risks and uncertainties beyond the control of the Company.  These risks and uncertainties include, but are not limited to, risks and uncertainties relating to general economic conditions, geopolitical factors, future levels of general industrial manufacturing activity, future financial performance, market acceptance of new or enhanced versions of the Company’s products, the pricing of raw materials, changes in the competitive environments in which the Company’s businesses operate, the outcome of pending or future litigation and governmental proceedings and approvals, estimated legal costs, increases in interest rates, the Company’s ability to meet its debt obligations, and risks and uncertainties listed or disclosed in the Company’s reports filed with the Securities and Exchange Commission, including, without limitation, the risks identified under the heading “Risk Factors” set forth in the Company’s Annual Report filed on Form 10-K.  The Company does not intend, and undertakes no obligation, to update or alter any forward-looking statement.

Contacts

RBC Bearings
Daniel A. Bergeron
203-267-5028
dbergeron@rbcbearings.com

FD
Michael Cummings
617-897-1542
investors@rbcbearings.com

RBC Bearings Incorporated
Consolidated Statements of Operations
(dollars in thousands, except share and per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	January 1,	December 26,	January 1,	December 26,
	2011	2009	2011	2009

Net sales	$81,258	$67,481	$246,727	$194,870
Cost of sales	55,294	47,042	167,272	135,434
Gross margin	25,964	20,439	79,455	59,436

Operating expenses:
Selling, general and administrative	13,328	11,936	38,808	34,687
Other, net	432	364	508	1,594
Total operating expenses	13,760	12,300	39,316	36,281

Operating income	12,204	8,139	40,139	23,155

Interest expense, net	375	394	1,165	1,323
Other non-operating expense (income)	456	(202)	1,273	(442)
Income before income taxes	11,373	7,947	37,701	22,274
Provision for income taxes	3,987	2,698	12,700	7,554
Net income	$7,386	$5,249	$25,001	$14,720

Net income per common share:
Basic	$0.34	$0.24	$1.16	$0.68
Diluted	$0.33	$0.24	$1.14	$0.68

Weighted average common shares:
Basic	21,690,144	21,596,344	21,641,997	21,590,362
Diluted	22,113,754	21,768,570	22,027,525	21,735,512

RBC Bearings Incorporated
Consolidated Statements of Operations
(dollars in thousands, except share and per share data)
(Unaudited)

Reconciliation of Reported Gross Margin to Adjusted Gross Margin:

	Three Months Ended		Nine Months Ended
	January 1,	December 26,	January 1,	December 26,
	2011	2009	2011	2009

Reported gross margin	$25,964	$20,439	$79,455	$59,436
Large bearing expansion costs	628	637	2,138	2,011
Adjusted gross margin	$26,592	$21,076	$81,593	$61,447

Reconciliation of Reported Operating Income to Adjusted Operating Income:

	Three Months Ended		Nine Months Ended
	January 1,	December 26,	January 1,	December 26,
	2011	2009	2011	2009

Reported operating income	$12,204	$8,139	$40,139	$23,155
Large bearing expansion costs	628	637	2,138	2,011
Restructuring and moving costs	64	110	184	672
(Gain) loss on disposition or sale of assets	-	10	(1,066)	29
Adjusted operating income	$12,896	$8,896	$41,395	$25,867

Reconciliation of Reported Net Income and Net Income Per Common Share to Adjusted Net Income and Adjusted Net Income Per Common Share:

	Three Months Ended		Nine Months Ended
	January 1,	December 26,	January 1,	December 26,
	2011	2009	2011	2009

Reported net income	$7,386	$5,249	$25,001	$14,720
Large bearing expansion costs (1)	408	421	1,418	1,329
Restructuring and moving costs (1)	42	73	122	444
(Gain) loss on disposition or sale of assets (1)	-	7	(707)	19
CDSOA payment (1)	(107)	(123)	(109)	(123)
Foreign exchange loss (gain) (1)	349	(10)	865	(169)
Adjusted net income	$8,078	$5,617	$26,590	$16,220
(1) Item was tax effected at the effective tax rate.

Adjusted net income per common share:
Basic	$0.37	$0.26	$1.23	$0.75
Diluted	$0.37	$0.26	$1.21	$0.75

Adjusted weighted average common shares:
Basic	21,690,144	21,596,344	21,641,997	21,590,362
Diluted	22,113,754	21,768,570	22,027,525	21,735,512

RBC Bearings Incorporated
Consolidated Statements of Operations
(dollars in thousands, except share and per share data)
(Unaudited)

Segment Data, Net External Sales:

	Three Months Ended		Nine Months Ended
	January 1,	December 26,	January 1,	December 26,
	2011	2009	2011	2009

Roller bearings segment	$24,988	$18,955	$73,280	$51,834
Plain bearings segment	39,919	32,717	123,515	93,979
Ball bearings segment	9,561	10,112	30,537	33,724
Other segment	6,790	5,697	19,395	15,333
	$81,258	$67,481	$246,727	$194,870

Selected Financial Data:

	Three Months Ended		Nine Months Ended
	January 1,	December 26,	January 1,	December 26,
	2011	2009	2011	2009

Depreciation and amortization	$3,284	$3,088	$9,767	$8,955

Incentive stock compensation expense	$1,017	$825	$3,040	$2,278

Cash provided by operating activities	$14,723	$13,594	$40,375	$34,973

Capital expenditures	$2,666	$1,487	$7,252	$7,508

Total debt			$31,367	$53,702

Cash and short-term investments			$60,775	$40,463

Backlog			$179,997	$155,582